As filed with the Securities and Exchange Commission on May 16, 2019

Registration No. 333-229749

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TESLA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-2197729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3500 Deer Creek Road

Palo Alto, California

94304

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan

Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan

Maxwell Technologies, Inc. Non-Plan Stock Option Agreement

Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement

(Full title of the plan)

Jonathan A. Chang

M. Yun Huh

Rakhi I. Patel

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

(Name and address of agent for service)

(650) 681-5000

(Telephone number, including area code, of agent for service)

Copies to:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	53,368(2)	N/A	N/A	N/A

(1)

Represents the maximum number of shares of common stock (“Tesla Common Stock”), par value $0.001 per share, of Tesla, Inc., a Delaware corporation (“Tesla”), issuable under stock options, restricted stock unit awards, performance stock units awards and market stock unit awards (collectively, the “Maxwell Rollover Awards”) outstanding pursuant to the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan, the Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan, the Maxwell Technologies, Inc. Non-Plan Stock Option Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015 and the Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015 (collectively, the “Plans”), of Maxwell Technologies, Inc., a Delaware corporation (“Maxwell”), which Maxwell Rollover Awards were assumed by Tesla in connection with Tesla’s merger with Maxwell, which was consummated on May 16, 2019.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-4 also covers an indeterminable number of shares of Tesla Common Stock that may be offered or issued to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.

(3)

These shares of Tesla Common Stock were registered under the Registration Statement on Form S-4 (File No. 333-229749), filed with the Securities and Exchange Commission (the “Commission”) on February 20, 2019, as amended on March 15, 2019, March 28, 2019, April 3, 2019, April 8, 2019 and April 30, 2019, and declared effective by the Commission on May 10, 2019. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

Tesla, Inc. (the “Registrant,” or “Tesla”) hereby amends its Registration Statement on Form S-4 (File No. 333-229749) filed with the Securities and Exchange Commission (the “Commission”) on February 20, 2019, as amended on March 15, 2019, March 28, 2019, April 3, 2019, April 8, 2019 and April 30, 2019, and declared effective by the Commission on May 10, 2019 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to the shares of common stock, par value $0.001 per share, of the Registrant (the “Tesla Common Stock”) issuable upon the future exercise or settlement of certain outstanding stock options, restricted stock unit awards, performance stock unit awards and market stock unit awards (each, a “Maxwell Rollover Award” and collectively, the “Maxwell Rollover Awards”) outstanding pursuant to (1) the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan, (2) the Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan, (3) the Maxwell Technologies, Inc. Non-Plan Stock Option Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015 and (4) the Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015 (collectively, the “Plans”) of Maxwell Technologies, Inc., a Delaware corporation (“Maxwell”), which Maxwell Rollover Awards were assumed by Tesla in connection with Tesla’s merger with Maxwell, which was consummated on May 16, 2019. All such shares of Tesla Common Stock were previously registered on the Registration Statement, but will be subject to issuance pursuant to this Registration Statement.

On May 16, 2019, pursuant to the Agreement and Plan of Merger, dated as of February 3, 2019, among Tesla, Maxwell and Cambria Acquisition Corp., a wholly owned subsidiary of Tesla (“Merger Sub”), Merger Sub merged with and into Maxwell (the “merger”), with Maxwell surviving the merger as a wholly owned subsidiary of Tesla.

At the effective time of the merger, each outstanding Maxwell Rollover Award was converted into a corresponding award with respect to Tesla Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Tesla is permitted to “incorporate by reference” in this Registration Statement the information in the documents that it files with the Commission, which means that Tesla can disclose important information to you by referring you to those documents. The following documents, which have been filed with the Commission by Tesla, are incorporated by reference in this Registration Statement:

(a)     Tesla’s Annual Report on Form 10-K for the year ended December 31, 2018, filed by Tesla with the Commission on February 19, 2019;

(b)    All other reports filed by Tesla with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by Tesla’s Annual Report referred to in (1) above; and

(c)     The description of Tesla Common Stock contained in its registration statement on Form 8-A (File No. 001-34756) filed with the Commission on May 27, 2010, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K that is deemed to have been furnished and not filed in accordance with Commission rules), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which the director derived an improper personal benefit. Tesla’s certificate of incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in Tesla’s bylaws, Tesla shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board of directors.

In addition, Tesla’s certificate of incorporation provides that Tesla must indemnify its directors and officers to the fullest extent authorized by law. Tesla is also expressly required to advance certain expenses to its directors and officers and carry directors’ and officers’ insurance providing indemnification for Tesla’s directors and officers for certain liabilities.

Tesla also maintains a directors’ and officers’ insurance policy pursuant to which directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Tesla, Inc. (incorporated by reference to Exhibit 3.1 to the Tesla, Inc. Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2017).

4.2	Amended and Restated Bylaws of Tesla, Inc. (incorporated by reference to Exhibit 3.2 to the Tesla, Inc. Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 1, 2017).

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the validity of securities to be issued.

10.1*	Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan, as amended, and form of agreements used thereunder.

10.2*	Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan and form of agreements used thereunder.

10.3*	Maxwell Technologies, Inc. Non-Plan Stock Option Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015.

10.4*	Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation to inclusion of legality opinion (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature pages to the Registrant’s Registration Statement on Form S-4 (File No. 333-2297490) filed on February 20, 2019, to which this is Post-Effective Amendment No. 1 on Form S-8).

*	Filed herewith.
**	Previously filed.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on May 16, 2019.

TESLA, INC.

By:	/s/ Zachary J. Kirkhorn
	Name:	Zachary J. Kirkhorn
	Title:	Chief Financial Officer
(Principal Financial Officer and
Duly Authorized Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Elon Musk	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2019

/s/ Zachary J. Kirkhorn Zachary J. Kirkhorn	Chief Financial Officer (Principal Financial Officer)	May 16, 2019

/s/ Vaibhav Taneja Vaibhav Taneja	Chief Accounting Officer (Principal Accounting Officer)	May 16, 2019

* Brad W. Buss	Director	May 16, 2019

* Robyn Denholm	Director	May 16, 2019

* Ira Ehrenpreis	Director	May 16, 2019

* Lawrence J. Ellison	Director	May 16, 2019

* Antonio J. Gracias	Director	May 16, 2019

* James Murdoch	Director	May 16, 2019

* Kimbal Musk	Director	May 16, 2019

* Linda Johnson Rice	Director	May 16, 2019

Signature	Title	Date

* Kathleen Wilson-Thompson	Director	May 16, 2019

Stephen T. Jurvetson	Director

*By:	/s/ Zachary J, Kirkhorn
	Name:	Zachary J. Kirkhorn
	Title:	Attorney-in-Fact
May 16, 2019